Exhibit 10.5

AGREEMENT

AGREEMENT by and between Panther II Transportation, Inc. (the “Company”), an Ohio corporation with its principal place of business at Seville, Ohio, and John J. Sliter, of Medina, Ohio (the “Executive”), effective as of the 27th day of July, 2005.

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, safety, owner-operator relationships and recruitment, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Chief Financial Officer and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2. Term. Subject to earlier termination as hereafter provided, the Executive’s employment hereunder shall be for a term of three (3) years, commencing on the effective date hereof, and shall be automatically extended thereafter for successive terms of one year each, unless either party provides notice to the other at least ninety (90) days prior to the expiration of the original or any extension term that the Agreement is not to be extended. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as its Chief Financial Officer.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and its Affiliates as may be designated from time to time by the Board or by its designees.

(c) During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except (i) as may be expressly approved in advance by the Board in writing or (ii) for such activities or services as are being conducted by the Executive as of the date hereof which are described in clause (ii) of Section 8 (a) hereof

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of One Hundred Nine Thousand Two Hundred Dollars ($109,200) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to annual adjustment by the Board, in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

(b) Incentive & Bonus Compensation. Beginning in fiscal year 2006, if an incentive or bonus compensation program is made available to executives of the Company generally and the Executive is not then covered by any incentive or bonus compensation program, the Executive shall be entitled during the term hereof to participate in such program in accordance with the terms thereof, as such terms may be modified or amended by the Company from time to time; provided, however, that nothing contained herein shall obligate the Company to adopt or continue such an incentive or bonus compensation program. Any compensation paid to the Executive under such an incentive or bonus compensation program shall be in addition to the Base Salary. For fiscal year 2005, the Executive shall be eligible to receive a bonus in accordance with the terms set forth on Schedule A hereto.

(c) Stock Options. The Executive shall be eligible to participate in the Company’s 2005 Stock Option Plan in accordance with the terms thereof, as such terms may be modified or amended by the Company from time to time in its sole discretion (the “Stock Option Plan”). On or about the date hereof, the Company shall grant to the Executive, pursuant to the Stock Option Plan, an option to purchase 23,823.53 shares of the common stock of the Company at a price of $10.00 per share (the “Option”). The Option and the shares which are subject to the Option shall be subject to a stockholders agreement, a stock option agreement, the Stock Option Plan and such other restrictions as are generally applicable to stock options issued to employees of the Company, as each may be modified or amended from time to time.

(d) Vacations. During the term hereof, the Executive shall be entitled to three (3) weeks of vacation per calendar year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Any unused vacation at the end of any calendar year shall be forfeited.

(e) Other Benefits. During the term hereof and subject to any contribution therefore generally required executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Without limiting the foregoing, for fiscal year 2005, the Executive shall be entitled to receive the allowances described on Schedule B hereto. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(f) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term under the following circumstances:

(a) Death In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination, (ii) any vacation time earned but not used through the date of termination, (iii) any bonus compensation awarded but unpaid on the date of termination, and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). The Company shall have no further obligation to the Executive hereunder.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii) While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(e) and the terms of such plans, until the termination of his employment.

(iv) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) the refusal or failure to perform (other than by reason of disability), or material negligence in the performance of the Executive’s duties and responsibilities to the Company or any of its Affiliates, or refusal or failure to follow or carry out any direction of the Board;

(ii) the material breach by the Executive of any provision of this Agreement or any other agreement to which the Executive and the Company or any of its Affiliates are party;

(iii) the commission of any felony, fraud, embezzlement, theft or other act involving dishonesty or moral turpitude by the Executive;

(iv) the Executive’s abuse of drugs or alcohol while performing services for the Company; or

(v) any other conduct that involves a breach of fiduciary obligation on the part of the Executive or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company or any of its Affiliates.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.

(d) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, in addition to Final Compensation and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, then until the conclusion of a period of twelve (12) months following the date of termination (the “Severance Pay Period”), the Company shall continue to pay the Executive the Base Salary at the rate in effect on the date of termination. In addition, if the Executive is enrolled in the Company’s medical and dental plans on the date of termination and provided that the Executive is entitled to continue such participation under applicable law and plan terms, if the Executive elects to continue his participation and that of his eligible dependents in those plans for a period of time under the federal law known as “COBRA,” then subject to any employee contribution applicable to active employees generally, the Company shall continue to pay the cost of the Executive’s participation and that of his eligible dependents in such plans until the earlier of (i) the conclusion of the Severance Pay Period or (ii) the date the Executive becomes eligible for medical and dental benefits from a subsequent employer. Any obligation of the Company to the Executive hereunder is conditioned, however, upon the Executive signing a release of claims in the form provided by the Company (the “Employee Release”) within twenty-one days (or such greater period as the Company may specify) following the later of the date on which the Executive receives notice of termination of employment or the date the Executive receives a copy of the Employee Release and upon the Executive not revoking the Employee Release in a timely manner thereafter. Base Salary to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period which is at least five business days following the effective date of the Employee Release, but shall be retroactive to next business day following the date of termination

(e) By the Executive The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 5(e), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the notice period (or for any remaining portion of the period). The Company shall have no further obligation to the Executive, other than for any Final Compensation due to him.

(f) Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.

6. Effect of Termination. The provisions of this Section 6 shall apply to termination due to the expiration of the term hereof, and termination pursuant to Section 5 or otherwise.

(a) Payments by the Company of any Base Salary and contributions to the cost of the Executive’s continued participation in the Company’s group health and dental plans that may be due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d) hereof.

(b) Except for medical and dental plan coverage continued pursuant to Section 5(d) or 5(e) hereof, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e), no compensation is earned after termination of employment.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The obligations of confidentiality imposed by this Section 7(a) shall not apply to Confidential Information that otherwise becomes generally known to the public through no act of Executive in breach of this Agreement or which is required to be disclosed by court order or applicable law.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

8. Restricted Activities The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for twelve (12) months after his employment terminates (in the aggregate, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within the continental United States or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of the Executive’s employment has been, a Significant Customer (as defined below) of the Company or any of its Affiliates. For the purposes of this Section 8, the business of the Company and its Affiliates shall include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. Notwithstanding anything to the contrary herein, the following shall not constitute a breach of this Section 8 (a): (i) ownership by Executive, as a passive investment, of less than five percent (5%) of capital stock or equity of any corporation or other equity that is publicly traded and (ii) continued passive ownership by the Executive of the same percentage of the outstanding equity interests in Transportation Designers Group, Ltd (such entity, the “Affiliated Fleet Owner”) as held by the Executive on the date hereof provided that the size of the fleet owned by such Affiliated Fleet Owner shall not exceed the size of such fleet on the date hereof. For the purposes of this Section 8, “Significant Customer” shall mean any major router of freight, including without limitation any third-party logistics provider.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(c) The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

9. Notification Requirement During the Non-Competition Period, the Executive shall give notice to the Company of each new business activity he plans to undertake, at least thirty (30) days prior to beginning any such activity For the period beginning on the last day of the Non-Competition Period and continuing until the ninetieth (90th) day thereafter, the Executive shall give notice to the Company of each new business activity he plans to undertake, at least ten (10) days prior to beginning any such activity. In each case, such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 7 and 8 hereof.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7 or 8 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(c) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(d) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment

13. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the

Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

15. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

18. Entire Agreement This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, including without limitation the document titled “Employment Agreement” between the Executive and the Company dated January 1, 2005

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

20. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

21 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22. Governing Law. This is an Ohio contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Ohio, without regard to the conflict of laws principles thereof.

24. Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs and personal representatives.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY

/s/ John J. Sliter	By:	/s/ Daniel K. Sokolowski
John J. Sliter		Daniel K. Sokolowski
	Title:	Chief Executive Officer